Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-14251, 33-89509, 333-81798,
333-127234 and 333-104629) pertaining to the Stock Option Plan and Employee Savings and Investment Plans of Federal Signal Corporation and to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-71886, 333-76372 and 333-98993) of Federal Signal Corporation of our report dated October 15, 2007, relating to the combined financial statements of the PIPS Technology Division for the year December 31, 2006 filed with the Securities and Exchange Commission.
/s/ BDO Stoy Hayward, LLP
BDO Stoy Hayward, LLP
Chartered Accountants and Registered Auditors
Guildford, England
October 15, 2007